Exhibit 12D
                                                                     Page 1 of 2


             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
--------------------------------------------------------------------------------
                                    UNAUDITED


                                                    Three Months Ended
                                                 March 31,          March 31,
                                                   1999               1998
                                               -----------        ----------


OPERATING REVENUES                               $246,249           $263,655
                                                  -------            -------

OPERATING EXPENSES                                173,607            201,032
  Interest portion of rentals (A)                   1,449              1,256
                                                  -------            -------
        Net expense                               172,158            199,776
                                                  -------            -------

OTHER INCOME AND DEDUCTIONS:
   Allowance for funds used
    during construction                               200                385
   Other income, net                                  657                 79
                                                  -------            --------
        Total other income and deductions             857                464
                                                  -------            --------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                         $ 74,948           $ 64,343
                                                  =======            =======

FIXED CHARGES:
   Interest on funded indebtedness               $ 11,833           $ 12,112
   Other interest (B)                               4,299              4,541
   Interest portion of rentals (A)                  1,449              1,256
                                                  -------            -------
        Total fixed charges                      $ 17,581           $ 17,909
                                                  =======            =======

RATIO OF EARNINGS TO FIXED CHARGES                   4.26               3.59
                                                     ====               ====

Preferred stock dividend requirement             $    154           $    116
Ratio of income before provision for
  income taxes to net income (C)                    146.0%             174.3%
                                                  -------            -------
Preferred stock dividend requirement
  on a pretax basis                                   225                202
Fixed charges, as above                            17,581             17,909
                                                  -------            -------
        Total fixed charges and
          preferred stock dividends              $ 17,806           $ 18,111
                                                  =======            =======

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                      4.21               3.55
                                                     ====               ====

                                                                     Exhibit 12D
                                                                     Page 2 of 2


             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
--------------------------------------------------------------------------------
                                    UNAUDITED






NOTES:

(A) Penelec has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes dividends on company-obligated mandatorily redeemable preferred securities of $2,297 for the three month periods ended March 31, 1999 and 1998, respectively.

(C) Represents income before provision for income taxes of $95,619 and $46,434 for the three month periods ended March 31, 1999 and 1998, respectively, divided by net income of $65,490 and $26,645, respectively for the same periods.